Exhibit 99.1

OMNICOMM SYSTEMS APPOINTS JONATHAN SELTZER, M.D. TO BOARD OF DIRECTORS

ANNOUNCES CHANGE IN DIRECTORS

Ft. Lauderdale, Florida – August 5, 2011 - /MarketWire/ - OmniComm Systems, Inc. (OTC Bulletin Board: OMCM), one of the fastest growing companies in the EDC marketplace, today announced the appointment of Dr. Jonathan Seltzer to its Board of Directors.

Randall, G. Smith, Chairman and Chief Technology Officer for the Company, commented, “Dr. Seltzer’s appointment is another example of OmniComm’s commitment to develop and maintain a distinguished Board of Directors, supporting our strategy of becoming the EDC company of choice to pharmaceutical, biotechnology and medical device companies.  Jonathan’s experience both in the regulatory aspects of clinical trials and as a clinical investigator add valuable knowledge and perspective to the Board.  In addition we believe Jonathan brings a wealth of strategic experience and will be an excellent resource to the company as it relates to product strategy across the spectrum of our service offerings.

Dr. Seltzer is president of Applied Clinical Intelligence, LLC   highly efficient risk reduction solutions for clinical research such as the  iCommitteesTM  solution  expertise for Data Monitoring Committees (DSMBs) and EACs.  Prior to his current role, Dr. Seltzer served as Vice President for Premier Research Worldwide as well as Deputy Director of the Office of Health Policy at Thomas Jefferson University. Currently he serves as  President and chair of the board of trustees of the Academy of Pharmaceutical Physicians and Investigators, and, on their behalf,  he serves on the steering committee of the Clinical Trial Transformation Initiative. Additionally, he is Director of Clinical Research at the Main Line Health Heart Center.  Dr. Seltzer received board-certification in both cardiology and internal medicine. He holds a BA from Haverford College, an MBA and MA from the University of Michigan, and an MD from the University of Pennsylvania. He received postgraduate medical training at the universities of Michigan, Maryland and Chicago. He is a Fellow of the American College of Cardiology.

Dr. Seltzer commented on his appointment to our board of directors, “I’m looking forward to joining OmniComm Systems and contributing to their impressive growth.  I will try to leverage my experience as an investigator to ensure that we continue to release cutting-edge technology and services to meet the evolving needs of the clinical investigator and research community.”

The company announced today that in connection with his decision not to stand for reelection to the board of directors Fernando Montero had resigned effective August 4, 2011as a member of the Board of Directors.

“Mr. Montero was a respected member of our Board and provided critical financial insight into our operations as well as helping guide our strategies in the capital markets,” said Cornelis F. Wit, Chief Executive Officer of OmniComm Systems. “On behalf of the entire Board I want to thank Fernando for the valuable service he has provided the last four years.”

About OmniComm Systems, Inc.

OmniComm Systems, Inc. (www.OmniComm.com) provides customer-driven Internet solutions to pharmaceutical, biotechnology, research and medical device organizations that conduct life changing clinical trial research. OmniComm's growing base of satisfied customers is a direct result of the company's commitment to deliver products and services that ensure ease of use, faster study build, ease of integration and better performance. OmniComm's pricing model is easily understood and allows companies ranging from small, to large, to maximize their clinical research investments. OmniComm Systems, Inc has U.S. headquarters in Fort Lauderdale, FL and European headquarters in Bonn, Germany, with satellite offices in New Jersey and the United Kingdom, as well as sales offices throughout the U.S. and Europe.

Safe Harbor Disclaimer

Statements made by OmniComm included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as the Company's ability to obtain new contracts and accurately estimate net revenues due to uncertain regulatory guidance, variability in size, scope and duration of projects, and internal issues at the sponsoring client, integration of acquisitions, competitive factors, technological development, and market demand. As a result, actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the Company's financial results can be found in the Company's Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CONTACT:
Ron Linares
OmniComm Systems, Inc.
954-473-1254
rtlcfo@omnicomm.com